Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form SB-2) and related Prospectus of Fellows Energy Ltd. (A Development Stage Company) for the registration of 10,593,600 shares of its common stock and to the inclusion therein of our report dated March 29, 2005, along with the financial statements of Fellows Energy Ltd. (A Development Stage Company) for the year ended December 31, 2004, which appear in the Registration Statement.

/s/ Hall & Company

Hall & Company
Irvine, California
February 13, 2006